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The Chase Manhattan Corporation
270 Park Avenue
New York, New York 10017-2070

                        [CHASE LOGO]


                        NEWS RELEASE


FOR IMMEDIATE RELEASE
               CONTACT:  Dale Ingram, for Wal-Mart,
                         501-273-4314
                         Charlotte Gilbert-Biro, for Chase,
                         212-270-7455
                         Marianne Fulgenzi, for MasterCard,
                         914-249-5443


               WAL-MART MASTERCARD FROM CHASE
                      DEBUTS IN OCTOBER

      BENTONVILLE, Ark., September 30, 1996 -- The  home  of
Every Day Low Prices is about to become the home of an everyday low interest rate.

      Wal-Mart Stores, Inc. is launching a co-branded credit card which will feature no annual fee and a fixed annual percentage rate of 14.48 percent on purchases. The everyday low interest rate is 3 percent lower than the average APR for other credit cards. The average APR for standard credit cards is 17.55 percent, according to RAM Research of Frederick, Md.

      The credit card, called the Wal-Mart MasterCard from Chase, aligns the world's largest retailer with Chase Manhattan, the nation's largest bank, and MasterCard. This straightforward, low fixed interest rate card will help consumers save money on their credit purchases at Wal-Mart stores and over 13 million locations which accept MasterCard around the world.

      Beginning Oct. 14, consumers may pick up applications for the card at any of Wal-Mart's 2,265 stores across the United States, and on Wal-Mart's World Wide Web site at http://www.wal-mart.com.

     "We have worked hard to create a basic credit card with a fixed, low interest rate for the working family, which is what our customers expect from Wal-Mart," said David Glass, president and chief executive officer of Wal-Mart Stores, Inc. "This is the first time we have allowed the Wal-Mart name to be co-branded, and it is consistent with our reputation that the card will be used to give the average consumer an everyday low interest rate," Glass added.

      Approved card holders who apply for the Wal-Mart Mastercard from Chase by December 31, 1996, will receive a $10 savings certificate good on one purchase of $50 or more when paying with the card at any U.S. Wal-Mart store by April 30, 1997.

      The credit card also offers 9.9 percent APR on balance transfers for the life of the loan, and customers may choose their own billing due dates at the beginning, middle or end of the month.

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      "The  Wal-Mart Mastercard from Chase offers  consumers
the combination of three powerful brands -- Wal-Mart, Chase and MasterCard -- with all the benefits and privileges of worldwide recognition and acceptance, as well as a low fixed interest rate and no annual fee," said Donald L. Boudreau, vice chairman, The Chase Manhattan Bank. "We expect it to be a popular addition to our diverse selection of credit card products, including very successful co-branded programs with major oil and airline companies."

      The card will be supported with extensive national television and print advertising and direct mail beginning in early October. Take-one applications and point-of-sale merchandising will be displayed in the 2,265 Wal-Mart stores in the United States.

      "As a leader and pioneer in co-branding, MasterCard is very pleased to work with such valued partners as Wal-Mart and Chase on one of the most important co-branding programs ever launched," said H. Eugene Lockhart, president and chief executive officer of MasterCard International. "This card will surely become a preferred way to pay for millions of consumers nationwide."

      Wal-Mart Stores, Inc. operates in all 50 states, Argentina, Canada, Indonesia and Puerto Rico, and in Brazil, China and Mexico under joint-venture agreements. Wal-Mart
(WMT) employs more than 670,000 associates in the United States and 30,000 internationally.

      The Chase Manhattan Corporation is the largest banking company in the United States, with over $300 billion in assets. It is also one of the nation's preeminent financial services companies, with leading positions in credit cards, mortgage banking, consumer finance, mutual funds and home banking. Domestically, it has offices in 39 states and relationships with more than 25 million consumers coast to coast.

      MasterCard International, a payments company with one of the world's most recognized brands, is dedicated to helping financial institutions offer consumers a variety of payment options. MasterCard remains focused on helping shape the future of money by expanding acceptance of its global brands (MasterCard (R), Maestro (R) and Cirrus (R), the world's largest ATM network) and maintaining reliable, secure networks facilitating global value exchange. MasterCard has nearly 370 million credit and debit cards that are accepted at more than 13 million acceptance locations worldwide. In 1995, gross dollar volume generated was almost $500 billion.










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